Operator: Good day and welcome to the Scientific Learning Fourth Quarter Financial Results Conference Call. Today’s conference is being recorded. With us from the company is Chairman and Chief Executive Officer, Mr. Robert C. Bowen and Executive Vice President and Chief Financial Officer, Ms. Jane A. Freeman. At this time I would like to turn the conference over to Ms. Freeman. Please go ahead ma’am.

Jane A. Freeman, Senior Vice President and Chief Financial Officer

Thank you, Tunica [ph]. Before we proceed, I’d like to inform you that during the course of this conference call we’ll make projections and other forward-looking statements that are covered by the Safe Harbor created by the Federal Securities Laws. They include statements related to projected levels of revenue, book sales, margins, expenses, profit or loss, cash flow and the other financial results, and drivers behind them, trends in the K-12 education market, including available funding, results that may be achieved by the use of our products, expected staffing levels and new product introductions.

Such statements are subject to risks and uncertainties, and the results may differ materially from our projections. Our filings with the Securities and Exchange Commission include additional information about factors that could cause future results to differ from those discussed on this call. We will file a transcript of this conference call with our press release in an 8-K later this week or early next week. During the call, we will be discussing book sales, which is a non-GAAP financial measure. We believe the book sales are a better measure of current business activities than revenue.

A reconciliation of booked sales, revenue and deferred revenue is included as supplemental information in the investor information section of our website at www.scientificlearning.com. Commercial reproduction and distribution of this conference call may be made only after written permission. A replay will be available on our website.

And now I’d like to turn the call over to Bob Bowen, our Chairman and CEO.

Robert C. Bowen, Chairman and Chief Executive Officer

Q4 and 2007 were very successful from the perspective of important strategic accomplishments that are moving our brain-based reading intervention to becoming an accepted solution in the mainstream K-12 market. A great example of this is the acquisition of Soliloquy, which has brought a very effective use of voice recognition technology to our software line that directly compliments, broadens and strengthens our appeal in the reading market. I will speak more about this important strategic success as well as many others later. Despite these achievements, financial results were generally below our expectations and long term growth target of 20%.

Q4 booked sales of our family of Fast ForWord® software products, services, and support were up 18% from last year and 16% for the year. K-12 sales were up 17% and 14% respectively. The pattern of large transactions not closing as anticipated in the prior three quarters continued in Q4. We see no evidence or indications that this is due to funding or other environmental factors. We believe these delays are mostly about moving from first mover decision makers to the mainstream portion of the market. Until we cross the chasm and reach more of these buyers, we anticipate sales will continue to be lumpy. We continue to believe that revenues and profits will accelerate rapidly as Fast ForWord becomes a more widely accepted intervention alternative by the market.

We continued to make solid progress in the international market with sales in Q4 up 87% over last year’s Q4 and 62% for the year. While Fast ForWord is now being sold in 42 countries outside of the U.S. and Canada, the fastest growing segment continues to be the Asian Pacific Region, where the concept of brain fitness and efficiency is being endorsed to accelerate learning and improve English language fluency.

A pleasant surprise came from sales to our private providers, which were up 30% in Q4 and 9% for the year. While a small but important historical portion of our business, we believe that this is one segment of our sales that will be impacted by the economic down turn.

Q4 revenues were up 10% over last year’s Q4, and 12% for the year. We continued to see a mix shift to service and support versus license sales. High margin software revenues for the year were up 4%, and lower margin service and support revenues were up 36%. Obviously this shift had a negative impact on our overall margins and operating income, more than offsetting the significant gains in service and support margins. Additionally, our travel and stock based compensation expenses were higher than expected in Q4.

As you are aware, we have managed the business to booked sales growth and cash generation since I joined the Company in 2002. With our revenue recognition transition completed in 2006, we moved our business focus to revenue and earnings. We must do a better job in 2008 of fully aligning the business levers to this new focus. We have taken aggressive actions to bring the product and service revenue mix to a more appropriate balance. We remain committed to selling the services and support required for high implementation fidelity.

EPS in Q4 were 5 cents compared to 2 cents in Q4 2006. For the year, EPS was 6 cents compared to 1 cent last year with an operating loss in Q4 and the year. The earnings were due to the expected tax adjustment plus income from investments, as well as royalties from Posit Science.

Cash was a real positive for the year, with cash generation coming in over $6.1 million compared to $4.3 million last year. We ended the year with a cash balance of $21.2 million compared to $16.4 million in 2006.

In the quarter and for the year we continued to make excellent progress on our key strategic and operating goals. As a reminder these goals are: 1) to make our Fast ForWord software an accepted, mainstream intervention in the K-12 market, while positioning for growth in other segments of K-12 as well as in global markets; 2) to increase our sales capacity while continuing to improve productivity; and 3) to establish our science and research as a market differentiator.

A major strategic accomplishment was the release in Q3 of the shortened 30 and 40 minute daily protocols after years of necessary research and product redesign. As indicated previously, we do not expect to see the sales impact until Q2 and Q3 of 2008 because of the lengthy K-12 sales cycles; however, these shortened protocols are a big hit with our sales organization and customers. More than 70,000 learners used these new protocols in the last half of 2007. We believe this is a big step in making our solution more acceptable to educational decision makers as it greatly eases the scheduling challenges of a school day.

Another significant accomplishment during the year was the introduction of our new electronic reading assessment, Reading Progress Indicator. The number of renewing customers purchasing this new assessment service was almost double our target. More than 44,000 learners have been tested, and 75 schools have now administered pre and post-tests, showing an average gain of 1.2 years in reading achievement after the use of Fast ForWord. Since this assessment data is now readily available to districts, schools, and us in Progress Tracker (our online diagnostic and monitoring system) we are hopeful that this evidence of student achievement will accelerate expansions and shorten the sales cycle. We are now working on and hope to release in 2008, a placement test along with a predictive capability targeted at the key state assessments such TAKS in Texas or FCAT in Florida. The placement test and predictive capability will place students in the optimum learning path to achieve reading proficiency on the state exam.

As mentioned earlier, the acquisition of Soliloquy that brought to us the Reading Assistant was another important strategic action. The Reading Assistant broadens our solution and appeal to the mainstream reading market. This innovation uses speech recognition technology to address the challenge of having each student practice their oral reading while receiving immediate feedback and correction. Reading experts all agree that guided oral reading is required to build reading fluency, but this is an impossible requirement for teachers given the number of students each teacher must serve. The Reading Assistant provides a scalable and economic solution to this problem while offering an important compliment to our Fast ForWord family of products by strengthening reading fluency and vocabulary, along with additional practice in reading comprehension. Reading researchers have responded very positively to the Reading Assistant, and our sales organization and consultants are delighted with the expansion of the solutions they can now offer to the market. Our acquisition integration plan is progressing generally as designed.

As you are aware, Mike Moses, the former Texas Commissioner of Education and former Superintendent of the Dallas Independent School District, joined our Board of Directors as Vice Chairman. He is leading a small team of prominent educators in working directly with our Texas sales team. Mike’s involvement is producing important attention and visibility among mainstream educators. In Q4, one of our largest transactions came from an October Texas Brain Summit hosted by Mike and the Texas team. Mike also introduced us to Kathleen Leos, former Assistant Deputy of the U.S. Department of Education and an advocate for Fast ForWord. She has now joined us as an advisor and consultant in our effort to expand our appeal and solutions to the English Language Learner segment.

Brain research and brain fitness continue to be hot topics around the world with articles appearing almost daily in the popular press as well as educational and scientific publications. “Fit Brains Learn Better” is resonating with the market as is evident in record participation in our brain-based events around the world and the fact that the media coverage of Scientific Learning and our break through learning innovation has more than doubled since last year. These events continue to produce our highest quality leads with the highest close rates.

Fast ForWord to Reading has been selected and approved in the 2008 reading adoptions in Florida and Idaho. Expanding state reading adoptions to include intervention is an emerging national trend that confirms the growing importance of effective solutions to reach struggling readers. This trend of expanding reading adoptions is opening more market opportunity for Fast ForWord and providing important credibility for our solution.

During the quarter we concluded the successful search for a President and Chief Operating Officer to join our strong management team. Andy Myers left a very successful and rapidly advancing career at Pearson Education to join our important work. Andy is a great cultural fit with our innovative business and brings a great passion for learning combined with strong experience in developing, marketing, and selling digital solutions to the K-12 market. He has both proven strategic and operational skills combined with solid business acumen. Andy has gotten off to an excellent start and is deeply engaged in the organization and customer base working his 90 day plan. You can expect to hear directly from Andy on his work and progress during our first quarter conference call.

As we look to 2008, we believe these important strategic accomplishments provide good reason for being optimistic about the year. The acquired Reading Assistant, shortened protocols, an electronic reading assessment, first full year of the new Fast ForWord to Reading packages, listing on two state reading adoptions, a new president along with very high customer satisfaction and a robust sales pipeline gives us strong momentum. In 2008 as mentioned, we expect to release a new placement test along with a predictive capability that will prescribe the most efficient Fast ForWord learning path to achieving reading proficiency on the state assessment exam. Additionally, we hope to release during the year a new portal version of Fast ForWord that will be very appealing to the K-12 market as well as opening new opportunities in the virtual school segment, international and consumer markets. Finally, we are working on new versions of the first two Fast ForWord products introduced to the market, Fast ForWord Language and Language to Reading. We believe this will provide increased pop to our current customer base as well as new customers.

Our second goal is focused on adding sales capacity while continuing to improve productivity. From a capacity perspective, we ended the year with 51 quota bearing positions compared to 44 at the end of 2006. During the year, we averaged 49 account managers, up 17% over last year, however, short of our goal of 53. We were successful in adding new account managers, but turnover in our first and second year account managers brought us up short of our overall target. We continue to be successful in retaining our most experienced and highest performing sales professionals. Because of our success in growing sales well in excess of the industry rate, our people are now being targeted by recruiters. We will have to work even harder to retain these talented sales professionals along with our other key employees. Our primary capacity focus in 2008 will be concentrated on expanding our small telesales channel, which was very successful in 2007 selling to private schools and small school districts, as well as achieving record renewal rates. While we will add some capacity to our direct sales force, our major emphasis will be on driving greater productivity.

Primarily because of the miss in the number of transactions over $100,000, our sales force productivity was short of target for the year. While the number of these large transactions was below last year, the average transaction size was up from 2006. We believe that one reason for the extended sales cycle and reduced number of large transactions was due to an effort to increase the size of these transactions. We were not guilty of chasing the elephants, but there was evidence that we did try to move a significant number of deals into the above $500,000 range. While working closely with our advocates in districts is much more of an art than a science and we must be responsive, it is important that we remain focused on closing transactions quickly versus going for the larger transactions. Given the size of our sales pipeline and historical close rates over the past five years, we should have closed more of these transactions. I believe another element in the extended sales cycles has a great deal to do with the fact that we are now beginning to move beyond first movers and into the more mainstream buyers in school districts. These buyers are more cautious and work to build buy-in before implementing or expanding the use of an innovation like Fast ForWord; the larger the transaction, the greater the caution.

It is important to note that in Q4 we closed our first international transaction over $100,000 from Neuroscience Learning in Korea.

Our final goal is to establish the more than 30 years of neuroscience research that supports Fast ForWord interventions as a market differentiator. In the quarter, the Boston Children’s Hospital study in collaboration with MIT, Harvard and Dartmouth was published in the Journal of Restorative Neurology and Neuroscience. This study replicated the ground breaking Stanford Study published in Proceedings of the National Academy of Science in 2003. Both these studies involved traditional reading and language testing, as well as fMRI results before and after the use of Fast ForWord. The tests showed significant changes in achievement after six weeks of use and brain images showed definite neurological changes moving these struggling learners towards a more normalized reading brain. A recently released study from the Dallas Independent School District involving four years of longitudinal assessment data verifies our unique claim and promise of fast, significant and enduring achievement results. Fast ForWord also received two positive reviews from the What Works Clearinghouse in the areas of English Language Learners and early reading. Mike Merzenich, one of our founding scientists, was featured on a PBS special on brain fitness. This series is creating very positive buzz in each of the markets we serve.

We have made the decision to no longer provide annual revenue and profit guidance given the difficulties in forecasting the timing of large purchases by school districts of our innovative product. Our long term goal remains to generate revenue growth of 20% or more on an internal basis. As in the past, we expect that some years will be better than this target and some worse. As we grow, we expect that operating income and cash will grow faster as we gain additional leverage on our fixed costs.

Since we have previously commented on 2008, let me assure you that we remain optimistic about the year and believe revenue will grow in excess of 20% through both internal growth and the addition of the Reading Assistant to our product offering. I will now turn the call over to Jane Freeman so that she can provide more information on expected cost structure and non cash charges for 2008, as well as more detail on the financial results for 2007. Jane

Jane A. Freeman, Senior Vice President and Chief Financial Officer

Booked sales were $10 million in the quarter. An increase of 18% compared to the fourth quarter last year. For the year, booked sales totaled $49.8 million, an increase of 16% compared to $43.2 million in 2006. Both were below our goals for the year. K-12 booked sales in the fourth quarter were 9.2 million and increased 17% compared to $7.9 million in the fourth quarter of 2006. For the year K-12 booked sales increased 14% to $45.6 million compared to $40.1 million last year. Including opportunistic sales into the corrections market our K-12 sales organization increased sales 15% for the year.

During the fourth quarter we had 19 districts purchase over $100,000 in product. The same number as last year, and four of them purchased more than $500,000. For the year there were 89 sales over $100,000 compared to a 102 in 2006. Average transaction size grew in both periods. Sales to existing customers represented 74% of sales this year, which is slightly less than the 76% we saw in 2006. The strongest performing region for the quarter and the year was the south. We have seven states in 2007 that produced, over $2 million in business. They were Florida, Mississippi, New York, North Carolina, Pennsylvania and Texas. Booked sales outside
K-12 were very strong in the fourth quarter, with an overall increase of 43% to $800,000. International increased 87%

in the quarter brining the year to over $1 million and an increase of a little over 60% for the full year. Our private practice channel increased 30% in the fourth quarter and 9% for the year, brining their total to $2.5 million. Overall non K-12 business increased 40% for the year and was $4.3 million in booked sales.

For the year revenue totaled $46.1 million and increased 12%. This is below the low end of our guidance. Revenue for the fourth quarter was $11.3 million, an increase of 10% compared to $10.3 million in the fourth quarter of 2006. In addition to the sales shortfall we continue to defer a significant proportion of revenue due to heavy emphasis on services in our sales mix, multi-year transaction and solid renewals to support and sales of Reading Progress Indicator. We recognized about 52% of booked sales into revenue in the quarter compared to 53% last year. Product revenue of $7.1 million in the quarter was equal to product revenue in last years fourth quarter, and we continue to see a rapid growth of 32% in service and support. This was due to continued growth in the number of customers on support and the increased level of services sold in prior periods, which are now being delivered. For the year product revenue increased 4% to $31 million and service and support revenue increased 36% to $15 million.

During the year, we added about $3.8 million to our deferred revenue balance and total deferred revenue was $23 million at year end compared to $19.2 million at the end of 2006. Gross profit for the fourth quarter was $8.6 million compared to $8 million in last year’s fourth quarter and was well below expectations, primarily due to the sales shortfall and a margin mix shift.

Gross margins were 76% in the quarter compared to 77% in Q4 of last year. And we had anticipated improvement in fourth quarter gross margins due to the higher product revenue and continued improvements in service and support margin. Product gross margins were 94% in the fourth quarter compared to 95% last year due to fees of lease transaction and costs associated with the new teacher manuals we’re providing with the Fast ForWord to reading products.

Service and support margins reached 45% in the fourth quarter compared to 38% in the fourth quarter of 2006, but were below our expectations primarily due to higher than expected travel costs. For the year gross margins improved from 77% to 78% as service and support increased from 28% to 43%. Product gross margins were flat at 95%.

Operating expenses for the quarter increased 19% to $9.2 million compared to $7.7 million in the fourth quarter last year. Operating expenses were modestly higher than the third quarter, and this was largely represented in general and administrative expenses.

Overall expenses were higher than anticipated in the quarter due to higher than expected travel and stock compensation expense. We updated our assumptions for stock compensation expense which resulted in an additional expense of $316,000 in the fourth quarter compared to our expectations. Overall stock compensation expense totaled $2.5 million for the year compared to $2.1 million last year. You’ll recall that our guidance on the last call was for $2.1 million in stock compensation expense. Excluding this increase operating expenses would have increased about 15% for the quarter.

For the year operating expenses increased 16% to $37 million compared to $31.8 million in 2006. Operating expenses for the year include $688,000 of expenses associated with our secondary offering. Lower than expected revenue and gross margins combined with higher than planned operating expenses resulted in the operating loss for the quarter of $611,000 compared to an operating profit of $218,000 in the fourth quarter of 2006. For the year, we recorded an operating loss of $1.2 million compared to an operating loss of $382,000 last year.

Interest and other income totaled $379,000 for the quarter compared to $311,000 in the fourth quarter last year. This includes higher interest on cash and higher royalties from profit. For the year interest and other income totaled $1.3 million compared to $800,000. Our pre-tax profit for the year was $72,000 compared to $411,000 in 2006. We now have more than three years of pre-tax profit on both the reported and taxable income basis. Therefore we released $1.2 million of the reserve of the valuation allowance against our deferred tax asset. As a result, net income for the quarter after the tax adjustment was $877,000 and $0.05 per share fully diluted compared to $326,000 and $0.02 in the fourth quarter of 2006.

For the full year net income was $1.2 million and $0.06 compared to $208,000 and a penny in 2006. As Bob said cash flow was strong for year with cash provided by operating activities of $6.1 million compared to $4.3 million in 2006, and our balance sheet remains in good shape. Accounts receivable were $6.2 million at year-end and 55 days of sales compared to $7.1 million and 76 days at the end of last year. Cash and equivalents were $21.2 million at year-end, and we also had a $1 million loan as a deposit on Soliloquy. This compares to $16.4 million at the end of last year.

Capital spending for the year totaled $1.1 million of which a little less than $1 million was for Pivotal, our new CRM. Our service and support teams went live in the fourth quarter, and we plan to rollout the last phase of the project for sales order processing early in Q2. We’re making very good progress integrating the Reading Assistant and the Reading Assistant team into Scientific Learning. We introduced the product and most of the team to the organization at our national meeting in January. We began transitioning territories to our sales team as Soliloquy’s independent reps complete their notice periods. Infrastructure activities are proceeding pretty much on track, and overall we are very pleased with the progress and the support we are getting for this product from our organization. We’re looking forward to a very exciting year. The audit of Soliloquy’s financials and the required valuation work are almost completed, and we’ll report the results to you in an 8-K filing in March. Based on the draft of the valuation work, we’ve lowered our estimates on amortization to about $900,000 per year, but that’s not finalized yet.

As Bob said, we’ll no longer be providing annual revenue and profit guidance. Our enthusiasm for our prospects and our aggressive growth goals are undiminished, however, our business is lumpy and that’s made providing accurate guidance very difficult. Our long-term goal is to increase revenue by at least 20% internally on an annual basis. We expect some years to be above that rate and some years to be below that level. We believe that operating income and cash flow will grow faster than revenue over time as we gain leverage on our costs. While we are no longer giving specific guidance, since we previously provided 2008 revenue and profit goals let me add that we believe that revenue growth in excess of 20% is achievable for the year ending December 31, 2008 through both internal growth and the new addition of the Reading Assistant to our product line. We have not yet announced the timing of new product introductions into the marketplace. We expect that revenue gains will outpace operating income gains in 2008 through the addition of expenses associated with our recent acquisition of the Reading Assistant. We also expect that we will be profitable, and we’ll generate positive cash flow from operations.

Some additional information you may find helpful. We expect that research and development spending will almost double in 2008 due to the addition of the Reading Assistant team and the amortization. Sales and marketing expense is anticipated to grow at a low double-digit rate and G&A in the single-digits. In terms of non-cash charges we anticipate the stock compensation expense will be about $2.4 million, approximately the same as for 2007.

Depreciation and amortization including about $900,000 for the Reading Assistant will be approximately $1.5 million as our new CRM is in production for the full year. Due to the release of part of the valuation allowance for the deferred tax asset, our book tax rate is expected to be about 55%. This estimate does not include any additional release of the valuation reserve at the end of 2008. Our cash tax rate is expected to be about 20%.

The first quarter is the smallest sales and revenue quarter of the year because it is not a natural buying period for schools. However it’s a critical period for sales and marketing, as districts plan their budgets and allocate year-end funds. This year we expect to recognize approximately $6.5 million from our deferred revenue base in Q1. Because of our significant non-cash charges, we’ll begin reporting earnings before interest, taxes, depreciation, amortization, and stock compensation expense on a quarterly basis. We do not plan to provide quarterly progress reports on the achievement against our long-term growth objectives, but of course, may update our business outlook or any portion thereof at any time.

As of the end of December almost 5,200 schools have purchased more than $10,000 of Fast ForWord. And more than 1.1 million Fast ForWord products have been used. We’re very excited about our prospects for 2008 and the future.

And now I’d like to turn the call back over to Bob.

Robert C. Bowen, Chairman and Chief Executive Officer

Thanks, Jane. 2007 was an important strategic year for strategic achievements including our first acquisition and the addition of our New President, Andy Myers to our strong management team. We remain enthusiastic about our effective learning innovation, the progress being made, as well as the long-term future of our business. We remain optimistic about 2008 and appreciate your continued interest and support for the business.

Operator, we’ll be glad to now take questions.

Operator: [Operator Instructions]. We’ll take a question from Jeff Silber with BMO Capital Markets.

A

Hey Jeff.

Q – Jeffrey Silber

How are you?

A

Good.

Q – Jeffrey Silber

Just had a question regarding with your withdrawal and I do understand that the rationale behind it but have things changed; I mean in prior months you were willing to give us guidance for 2008, and now you are seeing the business as lumpy. Has the business gotten lumpy or has it always been lumpy — if you could just kind of explain that rationale I’d appreciate it?

A – Robert Bowen

Well I think Jeff, the only thing that’s really changed is that Jane and I looked very closely at our ability to hit guidance, and almost continually we are either upping guidance or we are taking guidance down, but we’ve not had any ability to be able to predict accurately, and we just think it’s not helpful. If you look at the five year trends, they are definitely moving in the right direction, we are making progress, we are doing the right things in the business, the signals are good from the markets both the K-12 and the other markets that we see down the road and we are encouraged, but we just don’t believe it’s beneficial and worthy of the effort on our part. So we remain committed to this long-term goal of driving our revenue at 20% and above from organic growth and so that’s kind of our rationale.

Q – Jeffrey Silber

In your prepared remarks you were talking about why some of your large transactions didn’t close.

A – Robert Bowen

Right.

Q – Jeffrey Silber

You said it wasn’t funding related, but then you gave an explanation what you thought it was that - I didn’t catch that if you could repeat that I’d appreciate it?

A – Robert Bowen

Well, we believe it’s this movement to mainstream buyers. If you really look at the characteristics of our buyers, our sponsors tend to be first movers – innovators - they are really trying to tackle this achievement problem in schools and deal with the strong accountability requirements. But there are less of them than there are of the mainstream buyers who are more cautious and conservative. We’re starting now to move into those mainstream buyers or as we expand in a district more of these cautious buyers get involved and we see that transactions slow. We seldom lose a transaction, but it’s an issue of when is that transaction going to close. We’ve now had several quarters of transactions that we were very confident in getting closed in the quarter that shifted to next quarter. We later get them closed, but then some of the targeted transactions for the next quarter tend to shift. As you recall in 2006 when we had that very, very exceptional year and went the other way and beat our guidance, we were closing both the expected deals and some of our upside opportunities. So, we believe it’s really indicative. The other thing that I mentioned in addition to that is that I think we slipped a little bit in taking the deal we were confident of getting off the table. Instead, particularly in expansions, we tried to upsize them, not in terms of a mega deal, but in terms of moving say a $300,000 transaction into the $500,000 plus range. And as that transaction gets bigger, the process gets more complex and can cause people to take longer and engage more people in the decision. So, we’ve renewed our emphasis on let’s take the deal off the table; let’s get more of the transactions closed faster. Of course, we’re also hopeful that the new electronic reading assessment that we’ve got and the data will also be helpful in that vein. But it’s primarily about moving from these innovators, first movers to the mainstream buyers and then making sure we take the deal that we can get quickly versus trying to push to get it larger.

Q – Jeffrey Silber

Okay, great. Actually, I have got a few numbers questions before I jump off and Jane may be these are for you.

A

Yeah.

Q – Jeffrey Silber

In the fourth quarter, can you give us what the amount of revenues that were recognized from the prior deferred revenue balance?

A

Jane.

A – Jane Freeman

Yes, that number was $6.1 million.

Q – Jeffrey Silber

Okay, great. And I know you are not giving guidance for the year, but at least can you give us some expectations for what we should think about in terms of capital spending for 2008?

A – Jane Freeman

It should be pretty modest. Not more than a few hundred thousand dollars probably. We don’t have any major projects on track right now.

Q – Jeffrey Silber

Okay and in terms of the payment on the Soliloquy acquisition, has that happened as of yet?

A – Jane Freeman

Yes

Q – Jeffrey Silber

That happened in...

A – Jane Freeman

It happened in January when we closed.

Q – Jeffrey Silber

I am sorry, was that January?

A – Jane Freeman

Yes it happened in January.

Q – Jeffrey Silber

Okay and roughly how much was that?

A – Jane Freeman

The closing amount was the cash transaction was $10.7, we had a $1 million deposit, so it was roughly $9.7.

Q – Jeffrey Silber

Okay great that’s helpful. And then finally what was the net operating loss balance at the end of the year?

A – Jane Freeman

On the balance sheet?

Q – Jeffrey Silber

Yeah.

A – Jane Freeman

Let me look it up and I’ll come back when Bob gives me a chance and answer that.

Q – Jeffrey Silber

All right I appreciate. I’ll let somebody else get on. Thanks.

A – Robert Bowen

Thanks Jeff.

Operator: [Operator Instructions]. And there appear to be no questions at this time.

A – Robert Bowen

Yeah hold on just one second operator and let’s see and Jane will get that.

A – Jane Freeman

Yes the valuation allowance on the deferred tax asset is $27 million gross.

A – Robert Bowen

Okay, operator any other questions?

Operator: And there’s no more questions at this time sir.

Robert C. Bowen, Chairman and Chief Executive Officer

Okay, again we appreciate your help and would remind you I am out on the road and not available, but Jane will be glad to take your calls. If you like to speak to me just let her know or leave me a message, and I will get back to you as quickly as I can. Thanks for your participation as for. Thank you.

Operator: And that does conclude today’s conference call. We thank you all for your participation. You may now disconnect.

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Scientific Learning Corporation
Supplemental Information

Stock-based Compensation (pretax)

$s in thousands

	Fourth Quarter		Twelve Months ended, December 31

	2007	2006	2007	2006

Included in:
Service & Support Costs	$58	$45	$216	$193
Operating Expenses	768	401	2,247	1,933

Total	$826	$446	$2,463	$2,126

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands

	Fourth Quarter		Twelve Months ended, December 31

	2007	2006	2007	2006

Booked Sales	$9,994	$8,444	$49,849	$43,154
Less Revenue	11,313	10,289	46,053	40,998

Net (Decrease) increase in current and long-term deferred	$(1,319)	$(1,845)	$3,796	$2,156

Beginning balance in current and long-term deferred	$24,275	$21,004	$19,159	$17,003
Ending balance in current and long-term deferred	$22,955	$19,159	$22,955	$19,159

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.